Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.amgen.com

News Release

AMGEN’S FOURTH QUARTER 2006

REVENUE INCREASED 17%

TO $3.8 BILLION; FULL YEAR 2006

REVENUE INCREASED 15%

TO $14.3 BILLION

Amgen’s Fourth Quarter 2006 Adjusted

Earnings Per Share (EPS) Increased 20 Percent

to $0.90; Full Year 2006 Adjusted EPS Increased

22 Percent to $3.90

Fourth Quarter 2006 GAAP EPS Increased 8 Percent to $0.71 and

Full Year 2006 GAAP EPS Decreased 15 Percent to $2.48

Reflecting Write-offs of Acquired In-Process R&D

2007 Total Revenue Expected to be in

the Range of $15.4 to $16.0 Billion

2007 Adjusted EPS Expected to be in

the Range of $4.30 to $4.50

THOUSAND OAKS, Calif. (Jan. 25, 2007) – Amgen (NASDAQ: AMGN) reported adjusted EPS, excluding stock option expense and certain other expenses, of $0.90 for the fourth quarter of 2006, an increase of 20 percent compared to $0.75 during the fourth quarter of 2005. Adjusted EPS for the fourth quarter of 2006 includes a 3 cent per share cost for the collaboration with Cytokinetics which was announced earlier this year. Adjusted net income, excluding stock option expense and certain other expenses, increased 14 percent to $1,060 million compared to $928 million in the fourth quarter of 2005. Stock option expense on a per share basis totaled 3 cents and 5 cents in the fourth quarter of 2006 and fourth quarter of 2005, respectively.

Full year 2006 adjusted EPS, excluding stock option expense and certain other expenses, was $3.90 versus $3.20 in 2005, a 22 percent increase. Full year 2006 adjusted net income, excluding stock option expense and certain other expenses, was

- MORE -

Amgen’s Fourth Quarter 2006 Adjusted Earnings Per Share Increased 20

Percent To $0.90; Full Year 2006 Adjusted Earnings Per Share Increased 22

Percent To $3.90

$4.6 billion versus $4.0 billion in 2005, a 15 percent increase. Stock option expense on a per share basis totaled 14 cents and 19 cents in 2006 and 2005, respectively.

Total revenue increased 17 percent during the fourth quarter of 2006 to $3,835 million versus $3,271 million in the fourth quarter of 2005 and 15 percent for the full year 2006 to $14.3 billion versus $12.4 billion in 2005.

Adjusted EPS and adjusted net income for the fourth quarter and full year 2006 and 2005 exclude stock option expense, certain expenses related to the acquisitions of Immunex, Tularik, Abgenix and Avidia during the applicable time periods and certain other items. These expenses and other items are itemized on the reconciliation tables below. Adjusted EPS including the impact of stock option expense is also itemized on the reconciliation tables below.

On a reported basis and calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Amgen’s EPS was $0.71 in the fourth quarter of 2006, an increase of 8 percent compared to $0.66 in the same quarter last year. Net income increased 1 percent to $833 million in the fourth quarter of 2006 versus $824 million in the fourth quarter of 2005. For the full year 2006, Amgen’s reported EPS decreased 15 percent to $2.48 from $2.93 in 2005. Full year 2006 net income was $2,950 million versus $3,674 million in 2005, a decrease of 20 percent. The fourth quarter of 2006 and the full year 2006 reported GAAP results were negatively impacted by $130 million and $1.2 billion, respectively, of acquired in-process research and development (R&D) write-offs associated with the acquisitions of Avidia and Abgenix while 2005 included no such impact. Effective Jan. 1, 2006, Amgen began recording expense associated with employee stock options in accordance with Statement of Financial Accounting Standards No. 123R. As a result, reported GAAP results for the fourth quarter of 2006 and the full year 2006 were negatively impacted by $54 million and $233 million, respectively, on a pre-tax basis.

“Amgen had another year of strong revenue and adjusted earnings growth while we invested heavily in our promising pipeline opportunities,” said Chairman and CEO Kevin Sharer. “We also expanded our product portfolio with the successful launch of VectibixTM (panitumumab), which offers new hope for patients with colorectal cancer. I expect that we will continue on a solid growth path in 2007 while key products in our pipeline continue to progress.”

Product Sales Performance

Total product sales increased 18 percent to $3,737 million in the fourth quarter of 2006 versus $3,168 million in the fourth quarter of 2005. Sales in the United States in the fourth quarter increased 18 percent to $3,101 million versus $2,625 million in the prior year. International sales in the fourth quarter increased 17 percent to $636 million versus $543 million in the prior year. Excluding the impact of foreign exchange, total

Amgen’s Fourth Quarter 2006 Adjusted Earnings Per Share Increased 20

Percent To $0.90; Full Year 2006 Adjusted Earnings Per Share Increased 22

Percent To $3.90

product sales for the fourth quarter increased 17 percent and international product sales increased 12 percent versus the prior year. For the full year, total product sales were $13,858 million in 2006 versus $12,022 million in 2005, a 15 percent increase. U.S. sales for the full year increased 15 percent to $11,397 million versus $9,892 million in the prior year. International sales for the full year increased 16 percent to $2,461 million versus $2,130 million in the prior year.

Worldwide sales of Aranesp® (darbepoetin alfa) increased 27 percent to $1,106 million in the fourth quarter of 2006 versus $873 million during the fourth quarter of 2005. U.S. Aranesp sales in the fourth quarter increased 31 percent to $761 million versus $579 million in the prior year. International Aranesp sales in the fourth quarter increased 17 percent to $345 million versus $294 million in the prior year. Changes in foreign exchange positively impacted fourth quarter sales by $15 million. For the full year, worldwide Aranesp sales were $4,121 million in 2006 versus $3,273 million in 2005, a 26 percent increase. Growth for the fourth quarter and full year was primarily driven by demand, reflecting segment growth and share gains.

Sales of EPOGEN® (Epoetin alfa) increased 6 percent to $661 million in the fourth quarter of 2006 versus $626 million in the fourth quarter of 2005. For the full year, EPOGEN sales were $2,511 million in 2006 versus $2,455 million in 2005, a 2 percent increase. Growth for the fourth quarter and full year was primarily driven by underlying demand in the free-standing dialysis clinics. These increases were partially offset by year-over-year increased use of Aranesp in the hospital setting. The Company believes that conversion to Aranesp in the hospital setting stabilized as of the middle of this year. Underlying demand in free-standing dialysis clinics remained consistent with an annual patient population growth of 3-4 percent.

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim), increased 10 percent to $1,024 million in the fourth quarter of 2006 versus $928 million for the fourth quarter of 2005. Combined sales of Neulasta and NEUPOGEN in the United States in the fourth quarter increased 10 percent to $802 million versus $729 million in the prior year. International sales in the fourth quarter increased 12 percent to $222 million versus $199 million in the prior year. Changes in foreign exchange positively impacted fourth quarter sales by $9 million. For the full year, worldwide combined sales of Neulasta and NEUPOGEN were $3,923 million in 2006 versus $3,504 million in 2005, a 12 percent increase. Growth for the fourth quarter and full year was primarily driven by increased demand for Neulasta.

North American sales of Enbrel® (etanercept) increased 18 percent to $792 million in the fourth quarter of 2006 versus $674 million in the fourth quarter of 2005. For the full year, ENBREL sales were $2,879 million in 2006 versus $2,573 million in 2005, a 12 percent increase. Growth for the fourth quarter and full year was primarily driven by increased demand in both the Rheumatology and Dermatology segments, and was also driven by favorable discount adjustments of $31 million in the fourth quarter. Growth for

Amgen’s Fourth Quarter 2006 Adjusted Earnings Per Share Increased 20

Percent To $0.90; Full Year 2006 Adjusted Earnings Per Share Increased 22

Percent To $3.90

the fourth quarter and full year was negatively impacted by share declines versus the prior year in Rheumatology and Dermatology. ENBREL remains the share leader in both segments.

Worldwide sales of Sensipar® (cinacalcet HCl) increased 92 percent to $98 million in the fourth quarter of 2006 versus $51 million in the fourth quarter of 2005. For the full year, Sensipar sales were $321 million in 2006 versus $157 million in 2005, a 104 percent increase. Growth for the fourth quarter and full year was driven by demand.

Vectibix was launched in the United States in the fourth quarter of 2006. Vectibix sales for the quarter were $39 million.

Operating Expense Analysis on an Adjusted Basis:

Cost of sales increased 8 percent to $551 million in the fourth quarter of 2006 versus $511 million in the fourth quarter of 2005. The increase for the fourth quarter was primarily driven by increased sales volumes partially offset by lower royalties. For the full year, cost of sales totaled $2,080 million in 2006 and $2,035 million in 2005, an increase of 2 percent. For the full year, cost of sales grew much slower than revenue due to lower royalties as well as a more favorable product mix and cost efficiencies at our factories.

R&D expenses increased significantly to $1,003 million in the fourth quarter of 2006 versus $658 million in the fourth quarter of 2005, an increase of 52 percent. For the full year 2006, R&D expenses were $3,191 million versus $2,302 million in 2005, an increase of 39 percent. Fourth quarter and full year increases were primarily due to higher staff levels and increased funding necessary to support clinical trials for our late-stage programs, including the nine mega-trials (trials with more than 200 sites) initiated in 2006, and the continued expansion of our research and pre-clinical organization to build the capacity to advance more compounds through the clinic.

Selling, general and administrative (SG&A) expenses increased 10 percent to $1,001 million in the fourth quarter of 2006 versus $913 million in the fourth quarter of 2005. For the full year 2006, SG&A expenses totaled $3,234 million compared to $2,792 million in 2005, an increase of 16 percent. Increases for the fourth quarter and full year reflect higher staff and additional infrastructure costs to support the growing organization, in particular our Global Enterprise Resource Planning (ERP) program, and higher Wyeth profit share expenses related to ENBREL sales. Fourth quarter increases were also driven by higher promotion and advertising spending for our marketed products while full year increases were also driven by higher legal costs associated with ongoing litigation.

Amgen’s Fourth Quarter 2006 Adjusted Earnings Per Share Increased 20

Percent To $0.90; Full Year 2006 Adjusted Earnings Per Share Increased 22

Percent To $3.90

During the fourth quarter of 2006, adjusted EPS growth of 20 percent exceeded revenue growth of 17 percent by 3 percentage points. EPS leverage for the fourth quarter was principally driven by fewer shares used in the computation of adjusted diluted EPS, a lower adjusted tax rate and higher interest income partially offset by significantly higher R&D investment. The adjusted tax rate was lower due to the retroactive extension of the R&D tax credit and a favorable audit settlement occurring earlier than anticipated. For the full year 2006, adjusted EPS growth of 22 percent exceeded revenue growth of 15 percent by 7 percentage points. Full year EPS leverage was principally driven by fewer shares used in the computation of adjusted diluted EPS, a lower adjusted tax rate due to favorable audit settlements and increased manufacturing in Puerto Rico and higher interest income partially offset by significantly higher R&D investment.

During the fourth quarter of 2006, Amgen repurchased 3.3 million shares at a total cost of $245 million, with full year repurchases totaling 70.2 million shares at a total cost of $5.0 billion. In December 2006, Amgen’s Board of Directors authorized a new stock repurchase program of $5.0 billion. The Company currently has $6.5 billion remaining under this and the previously authorized stock repurchase program. Average diluted shares for adjusted EPS in the fourth quarter of 2006 were 1,175 million versus 1,243 million in the fourth quarter of 2005. For the full year 2006, average diluted shares for adjusted EPS were 1,186 million compared to 1,258 million in 2005. Share decreases for the fourth quarter and full year 2006 reflect the Company’s aggressive share repurchase program.

Capital expenditures for the fourth quarter of 2006 were approximately $384 million versus $265 million in the fourth quarter of 2005 bringing full year capital expenditures to $1.2 billion in 2006 versus $0.9 billion in 2005. Worldwide cash and marketable securities were $6.3 billion and debt was $9.0 billion at the end of 2006.

2007 Guidance

The Company expects total revenue for 2007 to be in the range of $15.4 to $16.0 billion. Amgen expects 2007 adjusted EPS to be in the range of $4.30 to $4.50, excluding stock option expense, certain expenses related to the acquisitions of Immunex, Tularik, Abgenix and Avidia and certain other items itemized on the reconciliation table below. Amgen expects the per share impact of stock option expense to be in the range of $0.10 to $0.12 in 2007 compared to $0.14 in 2006.

Amgen expects adjusted cost of sales in 2007 to be comparable as a percent of product sales to 2006. The Company expects the adjusted R&D expense growth rate to be in the low teens while the adjusted SG&A growth rate is expected to be lower than 2006. Amgen’s expectation for the adjusted tax rate is that it will be slightly lower than 2006, and it expects to maintain its share repurchase program at similar investment levels to 2006.

Amgen’s Fourth Quarter 2006 Adjusted Earnings Per Share Increased 20

Percent To $0.90; Full Year 2006 Adjusted Earnings Per Share Increased 22

Percent To $3.90

The Company expects 2007 capital expenditures to increase versus 2006 as it expands its Puerto Rico manufacturing site, builds a new fill/finish and bulk facility in Ireland and continues to expand R&D sites in San Francisco, Seattle and the United Kingdom.

Fourth Quarter Product and Pipeline Highlights

The Company also highlighted progress in research and development, including updates on selected late-stage clinical programs (Vectibix, motesanib diphosphate (AMG 706), Aranesp, Sensipar, denosumab and AMG 531) and the early-stage pipeline.

Vectibix: The Company announced that an interim (12-week) response-rate analysis was performed on schedule in the Panitumumab Advanced Colorectal Cancer Evaluation (PACCE) study, a non-registration-enabling trial evaluating Vectibix in first-line treatment of metastatic colorectal cancer. The primary endpoint of this study is progression free survival, with secondary endpoints of response rate, overall survival and safety. Patients were randomized to treatment with Avastin® (bevacizumab) plus chemotherapy with or without Vectibix. Over 1,000 patients have been enrolled in the PACCE study. Response rates in the first 500 patients were similar in the two treatment groups. Additionally, the Company has informed all investigators and regulatory authorities about safety information arising from this planned interim analysis of the PACCE trial. A review of the data by the Independent Data Monitoring Committee (DMC) showed an increased incidence of diarrhea, dehydration and infection when Vectibix was given in combination with bevacizumab and either irinotecan or oxaliplatin-based chemotherapy. These are recognized toxicities that are specifically noted in the Vectibix U.S. prescribing information and panitumumab Investigator’s Brochure. The PACCE study is continuing in accordance with the DMC recommendation. The Company anticipates presenting the results of an interim analysis of safety and efficacy (including progression free survival after 25 percent of events have accrued) at scientific meetings in the first half of 2007. The risks and benefits of using panitumumab in combination with chemotherapy and bevacizumab have yet to be established.

The Company also provided an update on its studies for the treatment of head and neck cancer and adjuvant colorectal cancer (CRC) with Vectibix. The Company has decided to initiate two Phase 2 studies addressing the safety and efficacy of Vectibix in the first-line treatment of locally advanced squamous cell cancer of the head and neck (SCCHN), and to defer the previously announced Phase 3 study in the same setting. Additionally, the previously announced Phase 3 study in first-line metastatic SCCHN has been delayed by one to two quarters from the timeline previously disclosed to permit improvements in the study design and execution.

Amgen’s Fourth Quarter 2006 Adjusted Earnings Per Share Increased 20

Percent To $0.90; Full Year 2006 Adjusted Earnings Per Share Increased 22

Percent To $3.90

In the adjuvant CRC setting, the Company plans to conduct a second Phase 3 study in addition to its co-operative Phase 3 study with the National Surgical Adjuvant Breast and Bowel Project (NSABP) group previously announced.

Motesanib diphosphate (AMG 706): The Company announced that six-month data from the Phase 2 study of motesanib diphosphate (AMG 706) for the treatment of locally advanced or metastatic thyroid cancer patients became available. Motesanib diphosphate was clearly active in this setting, as judged by response rate criteria, with an acceptable safety profile. Detailed analyses of these data will be shared with regulatory agencies in the next few months, and will be presented at scientific meetings shortly thereafter.

The Company also provided an update on their investigation of cholecystitis and enlargement of the gall bladder previously observed in patients who had received motesanib diphosphate. The Company continues to gather data on this issue. Based on data gathered to this point, the Company believes these events are manageable. The Company will review data with regulatory agencies in the coming months. Ongoing studies have continued subject to protocol amendments to ensure that physicians are aware of the need to manage gall bladder enlargement or cholecystitis, should these occur.

Because of increasing comfort with the safety profile of motesanib diphosphate, the Company has re-launched its head-to-head Phase 2 study of this agent versus Avastin® in the treatment of metastatic breast cancer. A second head-to-head Phase 2 study against Avastin® in non-small cell lung cancer (NSCLC) is now under way. Additionally, the Company announced plans for a Phase 3 study in NSCLC which is expected to initiate in the second half of 2007. This study is projected to enroll 1,250 patients.

Aranesp: During the quarter, the Company completed an initial analysis of its Anemia of Cancer Phase 3 study. This study was a randomized, double-blind, placebo-controlled trial of Aranesp administered every four weeks in patients with active cancer not receiving chemo- or radiation therapy. All patients entering the study had anemia (Hb≤ 11 g/dL) in the setting of active cancer (i.e., they were not in remission). These criteria identify a subset of patients with an especially grave prognosis. At the end of 16 weeks, there was no statistically significant difference in the frequency of transfusions in the population receiving placebo injections as opposed to those receiving Aranesp. There was a statistically significant increased risk of death in the Aranesp-treated group, however the overall safety profile did not identify any other unexpected concerns. Since this study was not designed as a survival study, an effect of imbalances in potentially important prognostic factors that were present at baseline cannot be excluded. Nevertheless, in this population of patients with active cancer, not in remission and not receiving chemotherapy, who have unexplained anemia, the Company concluded that the risk/benefit ratio for Aranesp use is at best neutral and perhaps negative. Two other large, placebo-controlled studies, TREAT (Trial to Reduce cardiovascular Events with Aranesp Therapy), which examines outcomes in anemic patients

Amgen’s Fourth Quarter 2006 Adjusted Earnings Per Share Increased 20

Percent To $0.90; Full Year 2006 Adjusted Earnings Per Share Increased 22

Percent To $3.90

with renal insufficiency, and RED-HF (Reduction of Events with Darbepoetin alfa in Heat Failure) Trial™, which examines the utility of Aranesp for the treatment of heart failure, are continuing as planned.

Sensipar: The Company has elected not to file for the expanded indication of Sensipar for the treatment of secondary hyperparathyroidism in the setting of chronic renal insufficiency based on a recently completed Phase 3 study. In this case, all efficacy endpoints were positive, supporting the ability of Sensipar to reduce parathyroid hormone levels in these patients. However, the incidence of asymptomatic hypocalcemia in Sensipar-treated patients was felt to be incompatible with routine use of Sensipar in this setting. Additional analyses are underway which may permit the identification of a dosing regimen that would allow the use of Sensipar in this patient group.

Denosumab: The Company confirmed that its Postmenopausal Osteoporosis (PMO) and Hormonal Ablation Bone Loss Trial (HALT) programs are on track. Additionally, enrollment has completed in the Company’s Phase 3 study to compare the efficacy of treatment with denosumab versus alendronate in postmenopausal women with low bone mineral density. The study has enrolled 1,100 patients. Additionally, enrollment has completed in a Phase 2 study in multiple myeloma. The study has enrolled 100 patients.

AMG 531: Both Phase 3 studies of AMG 531 in immune thrombocytopenic purpura (ITP) have been completed. In the first of these studies, patients with ITP despite prior splenectomy were randomized to receive either placebo or AMG 531 over a 6 month period. Review of the data from this study revealed a very favorable efficacy and safety profile, with all endpoints successfully met. The Company expects to review data from a second Phase 3 study in pre-splenectomy ITP patients during the first quarter of 2007. Pending positive results from this study, the Company announced that they expect to file for approval of AMG 531 in the ITP indication in both the U.S. and Europe in 2007.

Early-Stage Pipeline Update: The Company announced it continues to make progress advancing its early-stage pipeline. Since the start of 2006, twelve new molecules including four in oncology, two for diabetes, two for inflammation, one for idiopathic pulmonary fibrosis, one for cancer cachexia, one for asthma and one for Alzheimer’s disease have been advanced into clinical development. Additionally, five new molecules, one for bone loss, one for inflammation, one for diabetes, one for pain and one for psoriasis have entered the clinic.

Outreach Update: As previously announced, the Company completed its acquisition of Avidia, a privately held biopharmaceutical company that discovers and develops a new class of human therapeutic known as Avimer™ proteins. The transaction provides the Company with Avidia’s lead product candidate, an inhibitor of interleukin 6 (IL-6) for the treatment of inflammation and autoimmune diseases, which is in Phase 1 clinical trials.

Amgen’s Fourth Quarter 2006 Adjusted Earnings Per Share Increased 20

Percent To $0.90; Full Year 2006 Adjusted Earnings Per Share Increased 22

Percent To $3.90

The Company also entered into a strategic collaboration with Cytokinetics Incorporated to discover, develop and commercialize novel small-molecule therapeutics that activate cardiac muscle contractility for potential applications in the treatment of heart failure. In addition, the Company obtained an option to participate in future development and commercialization of Cytokinetics’ lead drug candidate arising from this program, CK-1827452, which recently completed two Phase 1 clinical trials. The collaboration is worldwide, excluding Japan.

For more product information or the full prescribing information, please refer to the Amgen Web site at www.amgen.com.

As previously announced, the Company has posted in the Investors section of the Company’s Web site (www.amgen.com/investors) a slide presentation related to its fourth quarter and full year financial results conference call, scheduled for 2 p.m. Pacific Time today. The conference call will be broadcast over the internet and can also be found on Amgen’s Web site at the above web address.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2005 and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain

Amgen’s Fourth Quarter 2006 Adjusted Earnings Per Share Increased 20

Percent To $0.90; Full Year 2006 Adjusted Earnings Per Share Increased 22

Percent To $3.90

patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices and component parts for our products are supplied by sole third party suppliers.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

CONTACT:	Amgen, Thousand Oaks
David Polk, 805/447-4613 (Media)
Arvind Sood, 805/447-1060 (Investors)

# # #

Amgen’s Fourth Quarter 2006 Adjusted Earnings Per Share Increased 20

Percent To $0.90; Full Year 2006 Adjusted Earnings Per Share Increased 22

Percent To $3.90

Appendix I

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31, 2006					Three Months Ended December 31, 2005
	GAAP	Adjustments		“Adjusted”, Excluding Stock Option Expense		GAAP	Adjustments		“Adjusted”, Excluding Stock Option Expense
Revenues:
Product sales	$3,737	$—		$3,737		$3,168	$—		$3,168
Other revenues	98	—		98		103	—		103

Total revenues	3,835	—		3,835		3,271	—		3,271

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	561	(4	)(1)	551		511	—		511
		(6	)(2)
Research and development	1,051	(26	)(1)	1,003		661	(3	)(4)	658
		(16	)(3)
		(4	)(2)
		(2	)(4)
Selling, general and administrative	1,030	(24	)(1)	1,001		911	2	(11)	913
		(4	)(4)
		(1	)(5)
Write-off of acquired in-process R&D	130	(130	)(6)	—
Amortization of intangible assets	74	(74	)(7)	—		87	(87	)(7)	—

Total operating expenses	2,846	(291)		2,555		2,170	(88)		2,082
Operating income	989	291		1,280		1,101	88		1,189
Interest and other income (expense), net	40	—		40		10	—		10

Income before income taxes	1,029	291		1,320		1,111	88		1,199
Provision for income taxes	196	64	(16)	260		287	(43	)(15)	271
							27	(16)

Net income	$833	$227		$1,060		$824	$104		$928

Earnings per share:
Basic	$0.72			$0.91		$0.67			$0.76
Diluted (17)	$0.71			$0.90	(1)	$0.66			$0.75	(1)

Average shares used in calculation of earnings per share:
Basic	1,165			1,165		1,229			1,229
Diluted (17)	1,180			1,175		1,243			1,243

(1) - (17)    See explanatory notes on following pages.

Amgen’s Fourth Quarter 2006 Adjusted Earnings Per Share Increased 20

Percent To $0.90; Full Year 2006 Adjusted Earnings Per Share Increased 22

Percent To $3.90

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

	Year Ended December 31, 2006					Year Ended December 31, 2005
	GAAP	Adjustments		“Adjusted”, Excluding Stock Option Expense		GAAP	Adjustments		“Adjusted”, Excluding Stock Option Expense
Revenues:
Product sales	$13,858	$—		$13,858		$12,022	$—		$12,022
Other revenues	410	—		410		408	—		408

Total revenues	14,268	—		14,268		12,430	—		12,430

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	2,095	(9	) (1)	2,080		2,082	(47	)(10)	2,035
		(6	) (2)
Research and development	3,366	(104	)(1)	3,191		2,314	(12	)(4)	2,302
		(48	) (3)
		(7	) (4)
		(16	) (2)
Selling, general and administrative	3,366	(120	)(1)	3,234		2,790	2	(11)	2,792
		(7	) (2)
		(4	) (4)
		(1	) (5)
Write-off of acquired in-process R&D	1,231	(130	)(6)	—		—	—		—
		(1,101	)(8)
Amortization of intangible assets	370	(321	)(7)	—		347	(347	)(7)	—
		(49	) (9)
Legal settlements	—	—		—		49	(49	)(12)	—

Total operating expenses	10,428	(1,923)		8,505		7,582	(453)		7,129
Operating income	3,840	1,923		5,763		4,848	453		5,301
Interest and other income (expense), net	180	—		180		20	(20	)(13)	20
							20	(14)

Income before income taxes	4,020	1,923		5,943		4,868	453		5,321
Provision for income taxes	1,070	253	(16)	1,323		1,194	(43	)(15)	1,298
							147	(16)

Net income	$2,950	$1,670		$4,620		$3,674	$349		$4,023

Earnings per share:
Basic	$2.51			$3.93		$2.97			$3.25
Diluted (17)	$2.48			$3.90	(1)	$2.93			$3.20	(1)

Average shares used in calculation of earnings per share:
Basic	1,176			1,176		1,236			1,236
Diluted (17)	1,190			1,186		1,258			1,258

(1) - (17)    See explanatory notes on following pages.

Amgen’s Fourth Quarter 2006 Adjusted Earnings Per Share Increased 20

Percent To $0.90; Full Year 2006 Adjusted Earnings Per Share Increased 22

Percent To $3.90

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

(1)	To exclude the impact of stock option expense recorded in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. Effective January 1, 2006, Amgen adopted SFAS No. 123R and elected not to apply this new accounting standard to its prior years' financial statements. Prior to such date, Amgen disclosed in the notes to its financial statements what the related expense and impact to earnings per share (EPS) would have been (i.e., on a pro forma basis) had it elected to expense the fair value of employee stock options in accordance with SFAS No. 123. For the three months and year ended December 31, 2006, the total pre-tax expense for employee stock options in accordance with SFAS No. 123R was $54 million and $233 million, respectively. For the three months and year ended December 31, 2005, the total pro forma pre-tax expense for employee stock options in accordance with SFAS No. 123 was $74 million and $337 million, respectively.

Adjusted EPS including the impact of stock option expense for the three months and year ended December 31, 2006 and 2005 was as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
“Adjusted” EPS, excluding stock option expense	$0.90	$0.75	$3.90	$3.20
Impact of stock option expense	(0.03)	(0.05)	(0.14)	(0.19)

“Adjusted” EPS, including stock option expense	$0.87	$0.70	$3.76	$3.01

(2)	To exclude merger related expenses incurred due to the Abgenix, Inc. (“Abgenix”) acquisition, primarily related to incremental costs associated with retention and/or recording inventory acquired at fair value which is in excess of our standard cost.

(3)	To exclude the ongoing, non-cash amortization of the intangible asset, XenoMouse® technology, acquired with the Abgenix acquisition. The non-cash charge for 2007 is currently estimated to be approximately $64 million, pre-tax.

(4)	To exclude merger related expenses incurred due to the Tularik Inc. (“Tularik”) acquisition, primarily related to incremental costs associated with retention and/or integration.

(5)	To exclude merger related expenses incurred due to the Avidia, Inc. (“Avidia”) acquisition, primarily related to incremental costs associated with integration.

(6)	To exclude the non-cash expense associated with writing off the acquired in-process research and development related to the Avidia acquisition.

(7)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition. The non-cash charge for 2007 is currently estimated to be approximately $296 million, pre-tax.

(8)	To exclude the non-cash expense associated with writing off the acquired in-process research and development related to the Abgenix acquisition.

(9)	To exclude the impairment of a non-ENBREL related intangible asset previously acquired in the Immunex acquisition.

(10)	To exclude the impact of writing off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.

(11)	To exclude the impact to the Company of its share of the third-party reimbursements received by Kirin-Amgen, Inc. related to the Genentech, Inc. (“Genentech”) legal settlement in August 2003.

(12)	To exclude the impact of legal settlements incurred, net of amounts previously accrued, primarily related to settling a patent legal proceeding.

(13)	To exclude the net gain realized on the termination of a manufacturing agreement with Genentech for the production of ENBREL at Genentech's manufacturing facility in South San Francisco.

(14)	To exclude the pro rata portion of the debt issuance costs that were immediately charged to interest expense as a result of certain holders of the convertible notes due in 2032 exercising their March 1, 2005 put option and the related convertible notes being repaid in cash.

Amgen’s Fourth Quarter 2006 Adjusted Earnings Per Share Increased 20

Percent To $0.90; Full Year 2006 Adjusted Earnings Per Share Increased 22

Percent To $3.90

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

(15)	To exclude the tax liability incurred as a result of repatriating certain foreign earnings under the American Jobs Act of 2004.

(16)	To reflect the tax effect of the above adjustments, except for the non-tax deductible write-off of the acquired in-process research and development related to the Avidia and Abgenix acquisitions (see (6) and (8) above, respectively), the write-off of the cost of a semi-completed manufacturing asset (see (10) above) and the tax liability incurred as a result of repatriating certain foreign earnings (see (15) above).

(17)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, computed under the treasury stock and the “if-converted” methods. “Adjusted” earnings per share presented below excludes stock option expense:

	Three Months Ended December 31, 2006			Three Months Ended December 31, 2005
	GAAP	“Adjusted”, Excluding Stock Option Expense		GAAP	“Adjusted”, Excluding Stock Option Expense
Income (Numerator):
Net income for basic and diluted EPS	$833	$1,060		$824	$928

Shares (Denominator):
Weighted-average shares for basic EPS	1,165	1,165		1,229	1,229
Effect of dilutive securities	15	10	(A)	14	14

Weighted-average shares for diluted EPS	1,180	1,175		1,243	1,243

Diluted earnings per share	$0.71	$0.90		$0.66	$0.75

	Year Ended December 31, 2006			Year Ended December 31, 2005
	GAAP	“Adjusted”, Excluding Stock Option Expense		GAAP	“Adjusted”, Excluding Stock Option Expense
Income (Numerator):
Net income for basic EPS	$2,950	$4,620		$3,674	$4,023
Adjustment for interest expense on convertible notes, net of tax (B)	—	—		6	6

Net income for diluted EPS, after assumed conversion of convertible notes	$2,950	$4,620		$3,680	$4,029

Shares (Denominator):
Weighted-average shares for basic EPS	1,176	1,176		1,236	1,236
Effect of dilutive securities	14	10	(A)	12	12
Effect of convertible notes, after assumed conversion (B)	—	—		10	10

Weighted-average shares for diluted EPS	1,190	1,186		1,258	1,258

Diluted earnings per share	$2.48	$3.90		$2.93	$3.20

(A)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three months and year ended December 31, 2006 were computed exclusive of the methodology used to determine dilutive securities under SFAS No. 123R.

(B)	On May 6, 2005 and on several subsequent dates, in connection with an exchange offer, we modified the terms of substantially all of our convertible notes due in 2032. As a result, if converted, these convertible notes would be settled in 1) cash equal to the lesser of their accreted value at the conversion date or the conversion value, as defined, and 2) shares of common stock, if any, to the extent the conversion value exceeds the accreted value. Accordingly, the convertible notes due in 2032, as modified, do not impact diluted earnings per share under the “if-converted” method; rather, they impact diluted earnings per share under the treasury stock method only to the extent that the conversion value exceeds the accreted value during any reporting period, because such difference, if any, could be potentially settled in shares of common stock.

Amgen’s Fourth Quarter 2006 Adjusted Earnings Per Share Increased 20

Percent To $0.90; Full Year 2006 Adjusted Earnings Per Share Increased 22

Percent To $3.90

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Aranesp® - U.S.	$761	$579	$2,790	$2,104
Aranesp® - International	345	294	1,331	1,169
EPOGEN® - U.S	661	626	2,511	2,455
Neulasta® - U.S.	581	519	2,217	1,900
NEUPOGEN® - U.S.	221	210	830	805
Neulasta® - International	130	104	493	388
NEUPOGEN® - International	92	95	383	411
Enbrel® - U.S.	753	645	2,736	2,470
Enbrel® - International	39	29	143	103
Sensipar® - U.S.	75	37	238	122
Sensipar® - International	23	14	83	35
Vectibix™ - U.S.	39	—	39	—
Other product sales - U.S.	10	9	36	36
Other product sales - International	7	7	28	24

Total product sales	$3,737	$3,168	$13,858	$12,022

U.S.	$3,101	$2,625	$11,397	$9,892
International (1)	636	543	2,461	2,130

Total product sales (1)	$3,737	$3,168	$13,858	$12,022

(1)	For the fourth quarter of 2006, the change in foreign exchange rates from the fourth quarter of 2005 positively impacted product sales by $26 million. Excluding this impact, total product sales would have increased 17% and international product sales would have increased 12% over the prior year amounts.

Amgen’s Fourth Quarter 2006 Adjusted Earnings Per Share Increased 20

Percent To $0.90; Full Year 2006 Adjusted Earnings Per Share Increased 22

Percent To $3.90

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	December 31, 2006		December 31, 2005
Assets
Current assets:
Cash and marketable securities	$6,277		$5,255
Trade receivables, net	2,124		1,769
Inventories	1,903		1,258
Other current assets	1,408		953

Total current assets	11,712		9,235
Property, plant and equipment, net	5,921		5,038
Intangible assets, net	3,747		3,742
Goodwill	11,302		10,495
Other assets	1,106		787

Total assets	$33,788		$29,297

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,144		$3,595
Current Convertible notes	1,778	(1)	—
Current portion of other long-term debt	100		—

Total current liabilities	7,022		3,595
Deferred tax liabilities	367		1,163
Convertible notes	5,000	(2)	1,759	(1)
Other long-term debt	2,134		2,198
Other non-current liabilities	301		131
Stockholders’ equity	18,964		20,451

Total liabilities and stockholders’ equity	$33,788		$29,297

Shares outstanding	1,166		1,224

(1)	Holders of our outstanding convertible notes due in 2032 may require the Company to purchase all or a portion of the notes on specific dates as early as March 1, 2007 at the original issuance price plus accrued original issue discount through the purchase date. Accordingly, as of December 31, 2006, these convertible notes have been classified as current liabilities.

(2)	In February 2006, we issued $2.5 billion of convertible notes due in 2011 and $2.5 billion of convertible notes due in 2013.

Amgen’s Fourth Quarter 2006 Adjusted Earnings Per Share Increased 20

Percent To $0.90; Full Year 2006 Adjusted Earnings Per Share Increased 22

Percent To $3.90

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ending December 31, 2007

2007
“Adjusted” earnings per share guidance - excluding stock option expense	$4.30 - $4.50

Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets, product technology rights (1)	(0.16)
Stock option expense (2)	(0.10 - 0.12)
Amortization of acquired intangible assets, R&D technology rights (3)	(0.04)
Other merger-related expenses (4)	(0.01)

GAAP earnings per share guidance	$3.97 - $4.19

(1)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition. The total 2007 non-cash charge is currently estimated to be approximately $296 million, pre-tax.

(2)	To exclude the estimated stock option expense associated with Amgen’s adoption of SFAS No. 123R on January 1, 2006.

(3)	To exclude the ongoing, non-cash amortization of acquired R&D technology rights related to the acquisitions of Abgenix and Avidia. The total non-cash amortization charge related to acquired R&D technology rights for 2007 is currently estimated to be approximately $70 million, pre-tax.

(4)	To exclude other merger related expenses incurred due to the Tularik, Abgenix and Avidia acquisitions.